Exhibit 10.71
[free translation]
SETTLEMENT AGREEMENT
BETWEEN THE UNDERSIGNED:
Ciao France SAS, a limited company with a share capital of €100.000, whose registered office is located at 18 rue Horace Vernet F-92130 Issy les Moulineaux, France, registered with the Trade and Companies Registry of Nanterre under the number 429 627 839 represented by Ciao Surveys GmbH itself represented by Alberto Abisso and Richard Thornton.
Hereinafter referred to as the Company
Ciao Surveys France SAS, a limited company with a share capital of €37.000, whose registered office is located at 18 rue Horace Vernet F-92130 Issy les Moulineaux, France, registered with the Trade and Companies Registry of Nanterre under the number 495 224 248 represented by Ciao Surveys GmbH itself represented by Alberto Abisso and Richard Thornton.
Hereinafter referred to as the Company
Hereinafter referred together the Companies
PARTY OF THE FIRST PART
AND
Nicolas Metzke, residing 12, rue de la Juvinière, F-78350 Les Loges-en-Josas, France
hereinafter referred to as the Executive
PARTY OF THE SECOND PART
TOGETHER THE PARTIES

WHEREAS:
I SUMMARY OF THE FACTS
Whereas the Executive has joined the Ciao Group since January 12th, 2000 and has been working for several companies of the Group. He joined Ciao France SAS as from 1rst June 2002. The Executive has also been working for Ciao Surveys France SAS since the foundation of the Company.
Lately he was serving as managing director (Geschäftsführer) of the Ciao Surveys GmbH, a German company, pursuant to an Agreement dated as of July 25, 2006 (the “Executive Agreement”).
He was also serving as company officer in the quality of General Manager (“directeur Général”) of Ciao France SAS based on a Letter of Appointment dated July 25, 2006 (the “Letter of Appointment”). The Executive was exclusively holding a company officer mandate (“mandat social”) as all his previous work relationship have been terminated prior to his appointment as Company officer.
The Executive was also the permanent representative of Ciao Surveys GmbH sole shareholder of the Companies.
The Executive was performing duties both in Germany and France for Ciao Group and was receiving an overall remuneration of €245.000 per annum.
By instruction given on 26 November 2007, Ciao Surveys GmbH required the Executive to resign his positions of Managing Director of the German Company. Later on by letter dated 27 December 2007, Ciao France SAS dismissed him from his mandate of Managing Director of Ciao France SAS and Ciao Surveys France SAS.
Immediately after this dismissal from his Companies mandate, the Executive replied to the Company challenging his termination arguing that firstly the Company had no reason to terminate his French mandate and secondly that his duties have not been validly terminated as in fact he was not a company officer but an employee. Indeed, he pretended that he had never resigned from his employee status and that moreover his functions as Managing Director were accomplished under an employment contract as his mandate was not authorized by the by laws of the Company.
In such circumstances, the Company immediately sent to the Executive a letter by which it also terminated his employment contract. The letter was referring to the termination of the relationship with the Executive regardless of the nature of the relation.
The Executive then argued that this letter could not be considered as a dismissal letter as it was groundless and expressed his intention to apply to the Labour Court to be awarded compensation for the harm suffered.

II THE EXECUTIVE ARGUMENT
The Executive argued that his dismissal as an employee was irregular in its form as Ciao France SAS dismissed him suddenly without following the termination procedure and without granting him any termination notice. Furthermore the Executive argued that the termination was groundless as the letter sent to him did not refer to any specific ground for dismissal but was referring to the termination of his company officer mandate.
The Executive puts to the Company the substantial immaterial and financial loss that he was suffering by reason of his dismissal. The Executive was insisting on the fact that the suddenly of his termination was likely to prejudice to his professional reputation as he was a well known person in the market sector where he was working. The Executive pointed out the fact that his dismissal with no reason will lead his business partner to be suspicious and think that he has been through out of the Company by reason of his inability to properly perform his duties.
It was in those circumstances that the Executive threatened to apply to the Labour Court in order for his rights to be upheld and obtain significant indemnification.
III THE COMPANY’S ARGUMENT
The Company disagreed with the Executive and recalled him that he had validly resigned from his previous employee’s functions as stated on his letter of appointment dated 25 July 2006.
The Company indicated that it has validly terminated his company officer mandate and that there was no need to pay him any damages as the Company was entitled to terminate him. This dismissal was taking place in the frame of the separation process of the Company’s internet survey solutions and comparison shopping businesses. In this context, the Company had no other option than terminate the Executive mandate.
Nevertheless, the Parties met and endeavoured to reach an amicable solution, without considering it being tantamount to an admission of their respective claims.
Thus, in order to definitively settle this matter in the best interests of both parties, and to avoid any future problems that may arise from the aforementioned circumstances, and inter alia the uncertainty associated with court proceedings, the parties have decided to resolve their dispute out of court, by the reciprocal concessions provided herein, without this settlement agreement being tantamount to an admission of their respective claims.
* * *

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
ARTICLE 1
The parties confirm that the Executive relations with the Company either as company officer or as employee were terminated on 31 December 2007. Therefore the Executive confirms that he will not challenge the regularity of the procedure followed nor the ground for termination.
The Company undertakes to do all necessary actions and legal publications promptly so that the Executive’ name will be removed from all Company’s register and any company’s of the group register.
It is recalled that the Executive and Ciao GmbH have mutually agreed not to implement the non-compete obligation as stated in the GmbH appointment letter dated 25 July 2006 in consideration of the other non-compete obligation that the Executive has agreed to take in the course of this settlement agreement as stated in article 8 below.
It is also recalled that, the parties agree that the obligations of the Executive under the Share Purchase Agreement Ciao AG dated as of 6 April 2005 between, among others, the Executive, SRVY Acquisition GmbH and Ciao Holding GmbH, including but not limited to the non-compete clause in Section 16 of such agreement, shall not be affected by the above waiver and remains in full force and effect.
The Executive acknowledges that he is bound by the non-compete obligations stated in article 8 below towards the Company and any company of the Ciao Group.
ARTICLE 2
The Parties confirm that the Executive was paid all the amounts due as his solde de tout compte.
The Executive acknowledges that no other amount or right shall be owed to him pursuant to his relationship whether under an employment contract or a company officer mandate in accord and satisfaction and that the payments already received fulfil him and meet all of his rights, remuneration and indemnities (without the list being exhaustive) arising from his relationship either as an employee or as a company officer and from any other de jure or de facto relations having existed between the Parties.
The Executive confirms that he has returned to the Company (with relieving effect for the Executive) the Company car or the relevant leasing agreement assumed by the Executive (with relieving effect for the Company) as from 31st December 2007.
The Executive confirms that he has returned all documents etc. to the Company, and he confirms that he has not kept any copy of whatever nature.

ARTICLE 3
The Company will pay the Executive this day the gross amount of EUR €193.000 as a final and binding lump sum settlement indemnity freely negotiated between the Parties as compensation for the harm, including the immaterial loss and professional and employment-related damage, claimed by the Executive.
The CSG/CRDS social security contributions will be deducted by the Company from the gross amount of the settlement indemnity in accordance with statutory requirements, which the Executive accepts without any reservation. Therefore the net amount will be of €178,023.20.
This amount will be paid by wire transfer on the account indicated by the Executive as follows :
•	A first wire transfer of an amount of €100,000 at the signature of the present agreement;

•	A second wire transfer of an amount of €78,023.20 the latest on 7 March 2008.
ARTICLE 4
In consideration of the payment referred to in article 3 hereinabove, and of the concessions granted by the Company, the Executive confirms that all his rights, claims and payments (whether as remuneration, indemnity in lieu of paid leave, prior notice, bonuses, premiums, or other forms of remuneration or compensation, including damages for unfair dismissal or termination and damages for irregular proceedings, irrespective of the cause or source thereof vis-à-vis the Company and/or member companies of the group to which it belongs or may belong in the future, have been met and fulfilled as regard the execution, performance and termination of the de facto and de jure relationship having existed between them.
Consequently, the Executive declares that he irrevocably waives all challenges, claims or actions, current or future, vis-à-vis the Company and/or its assignees and/or member companies of the group to which it belongs or may belong in future, pertaining to the performance and/or termination of the relationship.
On January 1, 2009 the Company shall release the Executive from all claims relating to the period prior to signing this Agreement, arising from or relating to the Executive’s employment with the Company, his services as managing director, his services as General Manager of Ciao Surveys France and any activity on behalf of any and all companies affiliated with the Company, unless such claims and the facts giving rise to such claims have been reduced to writing with reasonable particularity and delivered to the Executive prior to such date, in which case such claims will not be released and may be pursued by the Company and its affiliates.

ARTICLE 5
The Parties undertake to refrain from any action that may harm their mutual interests. Failing this, the Parties reserve the right to initiate all necessary legal action for the preservation of their interests.
In particular, the Executive undertakes not to disclose any of the confidential information to which he had access in connection with the performance of his functions.
The Executive also undertakes to refrain from disparaging the Company or Companies of the Ciao Group or any of its directors, managers, employees, products or services.
On a same way the Companies undertake to refrain from disparaging the Executive and to be neutral in respect of references that may be required by third parties on the Executive for work finding purposes. To this extent, the Company agrees to issue a reference letter to the Executive.
ARTICLE 6
The Executive acknowledges that he is fully informed of his position vis-à-vis the revenue and labour authorities and states that these issues shall in no way affect this settlement agreement.
The Executive states that he was given sufficient time prior to the execution hereof and that he has been able to take legal advise and give his consent to this agreement freely.
ARTICLE 7
The Parties undertake to observe the utmost confidentiality in respect of the terms of this settlement agreement and not to disclose the contents hereof other than for filling purposes in compliance with legal requirements, to revenue and labour authorities at their request or for the purposes of enforcing this agreement.
The Executive thus undertakes not to disclose the terms hereof to any third party, with the exception of the aforementioned administrative authorities.
ARTICLE 8
The Executive hereby undertakes to refrain from competing with the Company or soliciting its employees or the employees of affiliated companies, for a period of 12 months after the termination of the relationship with the Company within continental Europe and US territory, and agrees that the remuneration as provided by this agreement for this undertaking is adequate.

Competing Business is the present business of the Company, Ciao France SAS, Ciao Surveys SAS, Greenfield Online, and all companies affiliated therewith, which is deemed to include (i) the provision of Internet survey solutions to the global marketing research industry, including data collection products and services, the recruitment and management of Internet-based panels, and any other activities whose purpose it is to elicit responses from consumers for market-research purposes, and (ii) the creation and operation of shopping search engines or the creation or operation of consumer product reviews and consumer product ratings platforms. Shopping search engines are defined as websites whose primary business it is, by way of providing product and price databases, to help Internet users make more informed purchasing decisions and which generate revenues from affiliated websites in relation to visitors directed to such affiliated websites from the shopping search engine site. Revenues can be obtained by cost per click, cost per lead, or other revenue models. Consumer product review and ratings platforms are websites whose primary business is to allow members or website visitors to convey their opinions on various consumer products from which a rating scale is derived.
The Executive agrees not to make any further statements of any kind to the public or to employees of the Company or any other person regarding his work as managing director of the Company, the termination of his office or any other matter regarding the Company, its management or directors, and any affiliate of the Company or their respective business, management or directors unless previously approved in writing by the CEO of Greenfield Online, Inc. Executive agree not to give or lend assistance to any person, firm or entity in any claim or litigation pending or contemplated against the Company, Ciao Surveys France, Greenfield Online, Inc., or any company affiliated therewith, or any of their officers, directors, shareholders or employees.
It is understood that the Executive continues after termination of the employment to be under an obligation to strictly keep confidential all business secrets of the Company and its affiliates and not to harm the Company or any of its affiliates such as by making any disparaging remarks in their regards.
As a counterpart of this non-compete obligation the Company will pay a monthly gross amount of €4,333.
The non-compete and non-solicitation covenants set out in this article are geographically limited to Continental Europe and US territory.
If the Company becomes aware of any infringement of the provisions of this article by the Executive, the Company shall give a notice to the Executive enjoining him to cease any such infringement immediately. In case of failure to comply with this injunction, the Executive shall pay to the Company an indemnity whose amount is hereby agreed by the Parties as a lump sum equal to € 6months gross salary representing €40,998 without prejudice to the Company’s right to claim additional damages before the appropriate Court.

ARTICLE 9
The parties expressly represent that they intend this agreement to constitute a settlement under the terms of articles 2044 et seq. of the French Civil Code, so that it shall be vested with the authority of res judicata without the possibility of appeal as between the parties and that it may not be challenged by either party on any grounds whatsoever, including in particular on grounds of mistake of law or of fact.
ARTICLE 10
The validity, construction and performance of this Agreement shall be governed by French Law. Any dispute arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of French courts.
Executed in
on                    2008
in three original counterparts

/s/ Nicolas Metzke

Nicolas Metzke*

/s/ Alberto Abisso	/s/ Richard Thornton

Alberto Abisso	Richard Thornton
Representing Ciao France SAS
                    and Ciao Surveys France SAS

*	Inscrire la mention« Lu et approuvé. Bon pour accord. Bon pour transaction en renonciation à toute action »

**	Inscrire la mention « Lu et approuvé. Bon pour transaction »